UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2014

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

 Section 5 – Corporate Governance and Management

Item 5.07	Submission of Matters to a Vote of Security Holders.

On August 13, 2014, Premier Alliance Group, Inc. (the “Company”) held its annual meeting of shareholders.  As of June 19, 2014, the Company’s record date for the Annual Meeting, we had 29,140,366 outstanding shares of common stock and 3,554,328 outstanding shares of preferred stock (convertible into an aggregate of 26,304,248 shares of common stock), eligible to vote. At the Annual Meeting, 29,015,796 shares of common stock or preferred stock, or approximately 52% of the shares outstanding and entitled to vote, were represented in person or by proxy and, therefore, a quorum was present.

Set forth below are the final voting results for each proposal submitted to a vote of the shareholders, indicating the number of votes cast for, against, withheld, and the number of abstentions and broker non-votes.

1.	All nominees for directors were elected to hold office until the 2015 annual meeting of shareholders or until their respective successors have been duly elected and qualified.

Nominee	For	Withheld	Broker Non-Votes
Isaac Blech	21,743,294	356	7,272,146
Kevin Carnahan	21,743,308	342	7,272,146
John Catsimatidis	21,742,308	1,342	7,272,146
Wesley Clark	21,742,167	1,483	7,272,146
Joseph Grano, Jr	21,743,308	342	7,272,146
Patrick Kolenik	21,743,308	342	7,272,146
Gregory Morris	21,743,308	342	7,272,146
Harvey Pitt	21,547,633	196,017	7,272,146
Seymour Siegel	21,743,295	355	7,272,146
Cary Sucoff	21,742,155	1,495	7,272,146

2.	Ratification of the selection of Cherry Bekaert LLP as our independent auditors for the fiscal year ending December 31, 2014.

For	Against	Abstain	Broker Non Votes
29,011,368	4,315	113

3.	Approval of advisory resolution supporting the compensation plan for executive officers.

For	Against	Abstain	Broker Non Votes
21,388,682	315,178	39,790	7,272,146

4.	Amendment to Increase authorized Capital Stock of the Company.

For	Against	Abstain	Broker Non Votes
28,410,604	184,732	129,989

5.	Amendment to Premier Alliance Group's 2008 Stock Incentive Plan

For	Against	Abstain	Broker Non Votes
21,218,388	510,953	14,309	7,272,146

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: August 14, 2014	By:	/s/ Kenneth T Smith
Kenneth T Smith
CFO